Exhibit 99.1

PHARMERICA CORPORATION ANNOUNCES PLANNED RETIREMENT
 OF CHIEF FINANCIAL OFFICER DAVID W. FROESEL, JR.

Search Process Underway to Identify Successor

LOUISVILLE, Ky. – August 9, 2016 – PharMerica Corporation (NYSE: PMC), a national provider of institutional pharmacy, specialty infusion and hospital pharmacy management services, today announced that David W. Froesel Jr., Executive Vice President, Chief Financial Officer and Treasurer, intends to retire from the Company. Mr. Froesel will continue as Chief Financial Officer through the end of September 2016 to ensure a seamless transition. PharMerica has initiated a comprehensive search process to identify Mr. Froesel's successor and has engaged a nationally recognized executive search firm.

"On behalf of everyone at PharMerica, I want to thank Dave for his countless contributions to the success of the Company since he came out of retirement to join PharMerica in 2013," said Gregory S. Weishar, PharMerica's Chief Executive Officer. "Dave has been an integral member of PharMerica's senior leadership team.  His deep knowledge of the pharmacy services industry and financial expertise has been invaluable.  We wish him the very best in his retirement."

"I am honored to have worked alongside such an incredibly talented group of individuals over the last three and a half years, and am exceptionally proud of what PharMerica has accomplished during my time with the Company," Mr. Froesel commented. "Working at PharMerica has been a very rewarding experience, and I am confident in the Company's continued success."

About PharMerica
PharMerica Corporation is a leading provider of pharmacy services. PharMerica serves the long-term care, hospital pharmacy management services, specialty home infusion and oncology pharmacy markets. PharMerica operates 92 institutional pharmacies, 17 specialty home infusion pharmacies and 5 specialty oncology pharmacies in 45 states. PharMerica's customers are institutional healthcare providers, such as skilled nursing facilities, assisted living facilities, hospitals, individuals receiving in-home care and patients with cancer.

Contact:
PharMerica Corporation
David W. Froesel, Jr., (502) 627-7950
Executive Vice President,
Chief Financial Officer and Treasurer